EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: November 9, 2004
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS SECOND QUARTER REVENUE UP 9.6%; EARNINGS PER SHARE OF 68 CENTS

          EL SEGUNDO, Calif., Nov. 9 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2005 second quarter, ended Oct. 1, 2004. Revenue was $3.93 billion, up 9.6% over last year's second quarter. Net earnings per share (diluted) were 68 cents, compared with last year's 57 cents including a three-cent after-tax special charge.

          Both of CSC's reporting segments, global commercial and U.S. federal government, delivered solid contributions to the quarter's revenue growth. Over the 12 months ending Oct. 1, 2004, $18.2 billion in announced awards served as an important catalyst for this performance. Global commercial revenue also benefited from favorable currency movements.

For the second quarter (ended Oct. 1):

--	Revenue was $3.93 billion, up 9.6% (approximately 6% in constant currency);

--	Net income was $130.5 million;

--	Earnings per share (diluted) were 68 cents;

--	and announced major new business awards were $3.9 billion.

- more -

Computer Sciences Corporation - Page 2	November 9, 2004

For the six months (ended Oct. 1):

--	Revenue was $7.67 billion, up 7.3% over the comparable six-month period of fiscal 2004 (approximately 4% in constant currency);

--	Net income was $240.9 million;

--	Earnings per share (diluted) were $1.26;

--	and announced major new business awards totaled $8.8 billion.

          "We are pleased with our second quarter results, which have positioned us well as we enter the second half of fiscal 2005," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "We have strong momentum from the high level of announced awards over the past 18 months, and both the global commercial and U.S. federal pipelines for the remainder of this year are solid. Our focus on managing costs, improving contract execution and exercising disciplined new business processes with stringent operating hurdles continues to drive our commitment to grow market share and improve returns.

          "We have continued our success in winning new business in the global commercial and U.S. federal markets. During the 12 months since the end of the second quarter of fiscal 2004, we won 31 awards valued at $100 million or greater. Of those, five exceeded $1 billion. The awards during that period were well balanced between global commercial and U.S. federal at approximately 50% each.

          "As one of the top U.S. federal information technology contractors and a leader in the federal IT systems integration market, we are well positioned to capitalize on the growth of IT services within the federal government," Honeycutt continued. "We anticipate continued demand for the modernization of infrastructure for the government's agencies and departments, improvement of homeland security technology and business/organizational change within the Department of Defense.

- more -

Computer Sciences Corporation - Page 3	November 9, 2004

          "The 17-month federal pipeline of opportunities is approximately $37 billion, constituting potential awards across multiple clients from the DoD to the Department of Homeland Security and other civil agencies. Nearly $15 billion of this total is scheduled for award during the remainder of our current fiscal year.

          "The demand environments for short-term commercial consulting and systems integration services continue to differ based on geography," added Honeycutt. "In North America, second quarter revenue improved slightly both sequentially and year-over-year while the demand for similar services in Europe and Asia Pacific remains soft with engagements remaining very price competitive. Revenue generated from new, large and long-term engagements in Europe continues to offset the effect of soft demand for shorter-term project work in that market.

          "Announced awards for the second quarter were $3.9 billion. So far in the current quarter, which ends December 31, we have announced approximately $2.6 billion in awards, including a $1.35 billion IT services agreement with Ascension Health and a $1.1 billion infrastructure support services contract with Textron. This brings our fiscal year-to-date announced awards to approximately $11.4 billion slightly more than halfway through the year.

          "For the third quarter, ending December 31, 2004, we anticipate revenue growth of approximately 8% to 10%, and we are comfortable with the current range of analysts' earnings per share, diluted, estimates of 77 cents to 82 cents," said Honeycutt. "For full fiscal 2005, our expectations remain unchanged. We anticipate revenue to be up approximately 8% to 10%, which would be from just under $16 billion to about $16.25 billion, and earnings per share, diluted, to be in the range of $3.10 to $3.20."

- more -

Computer Sciences Corporation - Page 4	November 9, 2004

BUSINESS RESULTS

          For the second quarter, revenue derived from CSC's U.S. federal government activities continued to reflect positive demand for CSC's broad range of services. Revenue increased to $1.67 billion, up 8.2% from last year's $1.55 billion. Revenue generated from CSC's civil agencies activities grew to $664.2 million, up 31.5% from $505.0 million in last year's second quarter. The gain for the quarter was primarily derived from work for the U.S. Department of State and intelligence community-related activities. CSC's DoD-related revenue declined to $956.0 million from $977.2 million recorded in the comparable quarter a year ago. The decline was principally attributable to the previously disclosed completion of the Ft. Rucker helicopter maintenance contract and the negative impact of a previously consolidated joint venture's revenue no longer being reported because CSC is now a minority owner. Other federal revenue, comprised of state and local governmen t as well as commercial contracts performed by the U.S. federal sector reporting segment, declined to $52.4 million from $63.3 million in last year's second quarter.

          Global commercial revenue was up 10.6% (approximately 5% in constant currency) to $2.26 billion from $2.05 billion in last year's second quarter. U.S. commercial revenue was $929.2 million, up 2.4%, compared with $907.1 million last year. European revenue rose 21.5% (approximately 10% in constant currency) to $1.03 billion from $851.9 million in last year's second quarter. Global commercial and European revenue were the beneficiaries of meaningful new IT services engagements and favorable currency exchange rate movements. CSC's non-European international revenue was $297.8 million, up 3.9% (down approximately 2% in constant currency), compared with last year's $286.7 million.

          As announced in the company's press release dated Oct. 5, 2004, a teleconference will be held today at 5:00 p.m. EST to discuss the second quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

- more -

Computer Sciences Corporation - Page 5	November 9, 2004

          Founded in 1959, Computer Sciences Corporation is a leading global IT services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 91,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $15.3 billion for the 12 months ended Oct. 1, 2004. For more information, visit the company's Web site at www.csc.com.

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-Q for the quarter ended July 2, 2004. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6	November 9, 2004

Revenues by Segment
(unaudited)

	Second Quarter Ended
	Oct. 1,	Oct. 3,	% of Total
(In millions)	2004	2003	Fiscal 2005	Fiscal 2004

U.S. commercial	$ 929.2	$ 907.1	23%	25%
Europe	1,034.9	851.9	26	24
Other international	297.8	286.7	8	8
Global commercial segment	2,261.9	2,045.7	57	57

Department of Defense	956.0	977.2	25	27
Civil agencies	664.2	505.0	17	14
Other (1)	52.4	63.3	1	2
U.S. federal government segment	1,672.6	1,545.5	43	43

	$3,934.5 =========	$3,591.2 =========	100% =========	100% =========

	Six Months Ended
	Oct. 1,	Oct. 3,	% of Total
(In millions)	2004	2003	Fiscal 2005	Fiscal 2004

U.S. commercial	$1,840.8	$1,845.0	24%	26%
Europe	1,975.0	1,671.1	26	23
Other international	601.9	578.5	8	8
Global commercial segment	4,417.7	4,094.6	58	57

Department of Defense	1,885.7	1,875.1	25	26
Civil agencies	1,261.3	1,052.1	16	15
Other (1)	106.2	124.2	1	2
U.S. federal government segment	3,253.2	3,051.4	42	43

	$7,670.9 =========	$7,146.0 =========	100% =========	100% =========

(1)	Other revenues consist of state and local government as well as commercial contracts performed by the U.S. Federal Sector reporting segment.

Note:

The table presents revenues for each year by reportable segment as disclosed in the Form 10-Q. In past years, revenues by market sector were presented, which differs slightly due to the classification of certain overlapping activities between segments. For simplicity this secondary presentation has been eliminated. The total classification difference between the two presentations was $13.0 million and $28.6 million for the quarter and six months ended October 1, 2004.

Computer Sciences Corporation - Page 7	November 9, 2004

Consolidated Statements of Income
(unaudited)

	Second Quarter Ended		Six Months Ended
(In millions except per-share amounts)	Oct. 1, 2004	Oct. 3, 2003	Oct. 1, 2004	Oct. 3, 2003

Revenues	$3,934.5	$3,591.2	$7,670.9	$7,146.0

Costs of services	3,241.3	2,958.6	6,294.9	5,890.3

Selling, general and administrative	201.6	199.9	430.1	408.6

Depreciation and amortization	262.8	229.0	517.4	464.0

Interest expense	40.2	40.5	79.4	83.6

Interest income	(2.2)	(1.4)	(4.5)	(4.4)

Special items		9.2		15.4

Total costs and expenses	3,743.7	3,435.8	7,317.3	6,857.5

Income before taxes	190.8	155.4	353.6	288.5

Taxes on income	60.3	47.3	112.7	88.1

Net income	$ 130.5 =========	$ 108.1 =========	$ 240.9 =========	$ 200.4 =========

Earnings per share:

Basic	$ 0.69 =========	$ 0.58 =========	$ 1.28 =========	$ 1.07 =========

Diluted	$ 0.68 =========	$ 0.57 =========	$ 1.26 =========	$ 1.06 =========

Computer Sciences Corporation - Page 8	November 9, 2004

Summarized Balance Sheet
(unaudited)

(In millions)	Oct. 1, 2004	April 2, 2004

Assets
Cash and cash equivalents	$ 546.3	$ 609.7
Receivables	3,788.7	3,616.3
Other current assets	935.0	641.2
Total current assets	5,270.0	4,867.2

Property and equipment, net	2,288.0	2,178.4
Outsourcing contract costs, net	1,151.5	1,131.8
Software, net	433.9	403.2
Excess of cost of businesses acquired over related net assets, net	2,617.2	2,604.8
Other assets	568.5	618.6
Total assets	$12,329.1 ==========	$11,804.0 ==========

Short-term debt and current maturities of long-term debt	$ 562.5	$ 60.2
Accounts payable and accrued expenses	2,508.8	2,557.1
Deferred revenue	516.7	334.2
Income taxes payable	408.0	301.7
Total current liabilities	3,996.0	3,253.2

Long-term debt, net	1,806.0	2,306.4
Other long-term liabilities	743.4	740.7

Stockholders' equity	5,783.7	5,503.7

Total liabilities and stockholders' equity	$12,329.1 ==========	$11,804.0 ==========

Computer Sciences Corporation - Page 9	November 9, 2004

The following tables reconcile Earnings Before Interest, Taxes, Depreciation and Amortization, and Special Items (EBITDA and Special Items); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP). CSC management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	Second Quarter Ended		Six Months Ended
	Oct. 1,	Oct. 3,	Oct. 1,	Oct. 3,
	2004	2003	2004	2003
EBITDA and Special Items	$ 491.6	$ 432.7	$ 945.9	$ 847.1
Special Items		9.2		15.4
EBITDA	491.6	423.5	945.9	831.7
Depreciation and Amortization	262.8	229.0	517.4	464.0
EBIT	228.8	194.5	428.5	367.7
Interest, net	38.0	39.1	74.9	79.2
Income Before Taxes	190.8	155.4	353.6	288.5
Income Taxes	60.3	47.3	112.7	88.1
Net Income	$ 130.5 =======	$ 108.1 =======	$ 240.9 =======	$ 200.4 =======

Net Income as a percent of revenue	3.3%	3.0%	3.1%	2.8%

Free Cash Flow (unaudited)			Six Months Ended
			Oct. 1,	Oct. 3,
			2004	2003
Free Cash Flow			$ (81.9)	$(195.3)
Cash flows used in investing activities			696.5	562.1
Acquisition, net of cash acquired			(20.5)
Dispositions			1.0	10.2
Cash flows provided by operating activities			$ 595.1 =======	$ 377.0 =======